Exhibit 3.12

CERTIFICATE

OF

LIMITED PARTNERSHIP

OF

BB ACQUISITION (PR), L.P.

Dated as of May 12, 2003

The undersigned, being the general partner of BB Acquisition (PR), LP. (The “Partnership”), pursuant to the Delaware Revised Uniform Limited Partnership Act 6 Del. C. 17-101 et seq., DOES HEREBY CERTIFY:

FIRST: That the name of the Partnership is BB Acquisition (PR), L.P.

SECOND: That the address of the registered office of the Partnership in the State of Delaware is, 9 East Loockeman Street, Suite 1B, City of Dover, County of Kent 19901 and the name of the registered agent for service of process located at such registered office is National Registered Agents, Inc.

THIRD: That the name and business address of the general partner of the Partnership is:

Bumble Bee International (PR), Inc.

c/o Centre Partners Management LLC

30 Rockefeller Plaza, 50th Floor

New York, NY 10020

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

General Partner:

BUMBLE BEE INTERNATIONAL (PR), INC.

By:	/s/ Scott Perekslis
Name: Scott Perekslis
Title: Director

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